                                                                  EXHIBIT 99.10

                 AMENDMENT NO. 1 TO INTEREST PURCHASE AGREEMENT

      This Amendment No. 1 to Interest Purchase Agreement (this "Amendment"), dated as of _____________, 2004, is made by and among Oglebay Norton Company, an Ohio corporation (the "Buyer"), Johnson Mining Inc., a Delaware corporation, The Cary Mining Company Inc., a Delaware corporation, and Michigan Minerals Associates, Inc., a Delaware corporation (each individually, a "Seller" and collectively, "Sellers"), and Michigan Limestone Operations, Inc., a Michigan corporation formerly known as "Global Stone Port Inland, Inc." (the "Company").

                                   Background

      A. On April 14, 2000, Oglebay Norton Company, a Delaware corporation ("ONCO"), Sellers, and Michigan Limestone Operations Limited Partnership ("MLO") entered into an Interest Purchase Agreement (the "Original Purchase Agreement") for the sale of all of the general and limited partnership interests in MLO, all of the membership interests in MLO-Ohio Ltd., a Ohio limited liability company ("MLO-Ohio"), and all of the membership interests of Michigan Equipment Leasing L.L.C., a Michigan limited liability company ("MEL") and ONCO assigned its rights under the Original Purchase Agreement to the Company.

      B. Following the consummation of the transactions contemplated by the Original Purchase Agreement, MLO dissolved, and MLO-Ohio and MEL were merged with and into the Company. Accordingly, the Company became the owner of the business and assets formerly owned by MLO, MLO-Ohio, and MEL. On May 1, 2001, ONCO was merged into the Buyer, with the Buyer as the surviving corporation.

      C. On February 23, 2004, Buyer and 32 of its affiliates (collectively, the "Debtors") filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Cases") in the United States Bankruptcy Court for the District of Delaware. The Parties agree that the Original Purchase Agreement constitutes an executory contract within the meaning of section 365 of the Bankruptcy Code, 11 U.S.C. Sections 101-1330 (the "Bankruptcy Code"). Buyer, Sellers and the Company wish to enter into this Amendment to amend and modify the Contingent Payments provided for in the Original Purchase Agreement. In connection with the Chapter 11 Cases, the Debtors filed the Second Amended Joint Plan of Reorganization, dated July 30, 2004 (as the same may be amended, modified or supplemented, the "Plan"), which provides for the assumption and, to the extent necessary, assignment of the Original Purchase Agreement, as amended by this Amendment (the "Purchase Agreement").

                                    Agreement

      1. DEFINED TERMS.

            (a) Except as specifically provided in this Amendment, capitalized terms not otherwise defined in this Amendment will have the same meanings as in the Original Purchase Agreement.

            (b) Whenever the defined term "Agreement" is used in the Purchase Agreement, it means the Original Purchase Agreement, as amended by this Amendment.

            (c) The term "Effective Date" means the Effective Date, as defined in the Plan, and is the effective date of the Plan and of this Amendment.

      2. EFFECTIVE DATE. This Amendment will become effective and legally binding on the Effective Date.

      3. ASSUMPTION AND ASSIGNMENT. The Purchase Agreement shall be assumed by the Buyer and, to the extent necessary, assigned to the reorganized Buyer, pursuant to section 365 of the Bankruptcy Code and Section V.A of the Plan, as of the Effective Date. The Sellers shall not assert or seek to recover any cure amounts or adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, beyond the payments and agreements specifically identified in this Amendment.

      4. AMENDMENT TO SECTION 1.1(c). Section 1.1(c) of the Original Purchase Agreement is amended and restated in its entirety as follows.

      (c) "Change in Control" means:

            (i) the sale of the Operations;

            (ii) the sale of more than 50% of the capital stock of any subsidiary of the Buyer that is, directly or indirectly, the owner of one or more of the Operations;

            (iii) the sale of all or substantially all of the assets of the Buyer, or

            (iv) the acquisition of beneficial ownership, directly or indirectly, after the Effective Date, by any person or any group, of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the outstanding capital stock of Buyer or any successor or assign of Buyer (a "Stock Acquisition") and either :

                  (x) a majority of the members of the Board of Directors of the Buyer or any successor or assign of Buyer are neither (1) persons who were members of the Board of Directors of Buyer as constituted on the Effective Date nor (2) persons nominated or appointed by the Board of Directors of Buyer or any successor or assign of Buyer (provided that such persons were not nominated or appointed in connection with or in anticipation of the Stock Acquisition); or

                  (y) any two (2) or more of Michael D. Lundin, Julie A. Boland or Rochelle F. Walk are terminated without cause or are removed from their respective duties as CEO and President, Vice President, CFO and Treasurer, and Vice President, General Counsel and Secretary or resign because of diminution of duties or authority or hostile work environment within twelve (12) months of the Stock Acquisition.

      5. AMENDMENT TO SECTION 1.1(g). Section 1.1(g) of the Interest Purchase Agreement is amended and restated in its entirety as follows.

      "EBITDA" means, for any period, in accordance with generally accepted accounting principles, the net income (loss) for the Buyer for such period as determined in accordance with GAAP, excluding without duplication (i) interest income and expense, (ii) provisions for taxes based on income, (iii) depreciation expense, (iv) amortization expense, other than pre-production costs which are being amortized, (v) extraordinary gain or losses, (vi) gains or losses on the sale or disposal of assets not in the ordinary course of business,
(vii) unusual or non-recurring (such as restructuring charges) income and expenses, (ix) any losses (credits) for which Buyer has been indemnified by and recovered from Sellers, (x) fees and expenses incurred in connection with the transactions contemplated by this Agreement.

      6. AMENDMENT TO SECTION 1.1(m). Section 1.1(m) of the Interest Purchase Agreement is amended and restated in its entirety as follows.

      "Fundamental Change" means any material change in the manner in which Sellers operated the MLO Quarries or Buyer operated the Port Inland Quarry prior to the Closing Date that reduces or is reasonably likely to reduce the tonnage shipments from the Operations, excluding synergistic or other changes necessitated solely by the transaction contemplated by this Agreement or by applicable laws.

      7. AMENDMENT TO SECTION 2.3. Effective for each calendar year beginning after December 31, 2002, Section 2.3 of the Interest Purchase Agreement is hereby amended and restated in its entirety as follows.

      (a) 2003 Payment. For the year 2003, Buyer will pay to Sellers $625,000 within ten (10) business days after the Effective Date.

      (b) Tonnage Payment. For each year during the period 2004-2016 (the "Tonnage Payment Period"), only if the aggregate tonnage of shipments from the Operations for such year exceeds 12,500,000 net tons ("Tonnage Target"), Buyer will pay to Sellers a tonnage payment ("Tonnage Payment") as set forth in the table below; provided that Tonnage Payments will be made for no more than eleven of the thirteen years in the Tonnage Payment Period. For each year during the period 2004-2016 for which a Tonnage Payment is made, and if the aggregate tonnage of shipments from the Operations for such year exceeds 15,000,000 net tons ("Second Tonnage Target"), Buyer will pay to Sellers an additional tonnage payment as set forth in the table below ("Second Tonnage Payment"), in addition to the Tonnage Payment. In the event of Force Majeure, the time period used to determine whether one or more Tonnage Targets or Second Tonnage Targets have been met and the years in which Sellers are eligible to receive a Tonnage Payment or Second Tonnage Payment shall be extended in a manner reasonably agreed to by the Parties including consideration of the seasonality of the business of the Operations.

 Tonnage                                                         Second Tonnage
Measuring      Tonnage Payment          Tonnage Payment             Payment
  Year              Year               12.5 Million Tons        15 Million Tons
---------      ---------------         -----------------        ---------------
2004               2005                    $375,000                 $350,000
2005               2006                    $375,000                 $350,000
2006               2007                    $375,000                 $350,000

2007             2008                     $1,750,000               $600,000
2008             2009                     $1,750,000               $600,000
2009             2010                     $1,750,000               $600,000
2010             2011                     $1,750,000               $600,000
2011             2012                     $1,750,000               $600,000
2012             2013                     $1,750,000               $600,000
2013             2014                     $1,750,000               $600,000
2014             2015                     $1,750,000               $600,000
2015             2016                     $1,750,000               $600,000
2016             2017                     $1,750,000               $600,000

      (c) EBITDA Payment. For any year from 2004 through 2016, if (i) Buyer is required by Section 2.3(b) to make a Tonnage Payment and (ii) Buyer's EBITDA equals or exceeds the annual EBITDA target amount for that year set forth in the table below, Buyer will pay to Sellers up to $300,000 in accordance with this Section. 50% of the EBITDA payment will be paid if Buyer's EBITDA is equal to or greater than 100% of the EBITDA target amount and an additional 50% of the EBITDA payment will be paid only if Buyer's EBITDA equals or exceeds 110% of the EBITDA target amount.

  EBITDA    EBITDA
Measuring   Payment
  Year       Year        EBITDA Target
---------   -------      -------------
2004         2005         $61,552,000
2005         2006         $63,682,000
2006         2007         $65,404,000
2007         2008         $69,874,000
2008         2009         $74,534,000
2009         2010         $76,770,020
2010         2011         $79,073,120
2011         2012         $81,445,313
2012         2013         $83,888,672
2013         2014         $86,405,332
2014         2015         $88,997,491
2105         2016         $91,667,415
2016         2017         $94,417,437

      (d) Guaranty. Concurrently with the execution and delivery of this Amendment, Buyer will cause all of its domestic subsidiaries listed on Schedule 2.3(d) to execute and deliver a guaranty agreement ("Guaranty") in substantially the form attached to this Amendment as Exhibit A. The Guaranty will become effective on the Effective Date. The execution and delivery of the Guaranty will constitute adequate assurance of future performance of the Purchase Agreement pursuant to section 365 of the Bankruptcy Code. Buyer will also cause all future domestic subsidiaries to execute and deliver the Guaranty.

      (e) Contingent Payment. Except as provided in Section 2.3(b) with respect to Force Majeure, the measurement periods for the Contingent Payments will be based upon the fiscal year of the Buyer (January 1 through December 31), beginning with January 1, 2004 of the Buyer's fiscal year 2004. Buyer will make one annual Contingent Payment as required by Section 2.3(a)-(c) to Sellers within the earlier of (i) thirty (30) days after the actual filing date of Buyer's annual report on Form 10-K ("10-K") or (ii) thirty (30) days after the due date of the 10-K. If no 10-K is required to be filed, the annual Contingent Payment will be due on April 30th of each year.

      (f) [Reserved].

      (g) Change in Control; Sale of Assets

                  (i) At any time during the Tonnage Payment Period, if there is a Change in Control, then Buyer will (1) within ten (10) business days of such Change in Control provide Sellers with written notice of such Change in Control, and (2) at the written election of Sellers, pay to Sellers the Accelerated Payment within thirty (30) days of date of such written notice of Sellers' election to demand the Accelerated Payment. The term "Accelerated Payment" means (i) an amount equal to the sum of the present values of annual payments of $725,000 for each year remaining during the period 2004-2006 of the Tonnage Payment Period and (ii) an amount equal to the sum of the present values of annual payments of $2,350,000 for each year remaining during the period 2007-2016 of the Tonnage Payment Period as if such payments were made in consecutive years starting with the next date on which a Tonnage Payment or Second Tonnage Payment would otherwise come due and calculated using a discount rate equal to the applicable interest rate at the most recent auction of federal ten year treasury notes prior to the date the Accelerated Payment is due and payable. The Accelerated Payment will be calculated taking into account the fact that
      Section 2.3(b) provides that Tonnage Payments will be made in not more than eleven of the thirteen years in the Tonnage Payment Period.

                  (ii) If, during the Tonnage Payment Period, (1) Buyer sells all or substantially all of the assets or equity interests relating to one or two of the Port Inland Quarry and the MLO Quarries, or (2) Buyer makes a Fundamental Change, in Sellers' reasonable judgment, in the business of the Operations other than a Fundamental Change implemented with the written concurrence of Sellers' Representative (provided that Sellers' Representative is knowledgeable regarding the quarrying, processing, and selling of limestone and is not, directly or indirectly, affiliated with a competitor of Buyer or the Operations, and provided further that Peter Johnson, Jim Rhude, Kent Rhude, and Robert Ross, Sr. will each be deemed by Buyer to have the requisite degree of knowledge to serve as a Sellers' Representative) or a change resulting from a Force Majeure, Buyer will (A) within ten (10) business days of the occurrence of such sale or change provide written notice of such sale or change to Sellers, and (B) at the written election of Sellers, will pay to Sellers an amount equal to the Accelerated Payment multiplied by (X) in the case of an asset or equity interest sale involving either the Port Inland Quarry or one of the MLO Quarries, the percentage set forth on Schedule 2.3(g) and, (Y) in the case of a Fundamental Change in the Operations as described above, 100%, within thirty (30) days of Buyer's receipt of written notice of Sellers' election to accept such amount. If an asset or equity interest sale as described in subsection 2.3(g)(ii)(X) occurs for which less than 100% of the Accelerated Payment is paid, then the Tonnage Target and the Second Tonnage Target will be reduced by the percentage set forth in
      Schedule 2.3(g) times the Tonnage Target and the Second Tonnage Target previously in effect.

                   (iii) If an Event of Default occurs during the Tonnage Payment Period, then Buyer will (1) within ten (10) business days of the occurrence of such Event of Default provide Sellers with written notice of such Event of Default, and (2) at the written election of Sellers, pay to Sellers the Accelerated Payment within thirty (30) days of the date of the written notice.

                   (iv) Acceptance by Sellers of the full amount of the Accelerated Payment will terminate immediately all of Buyer's obligations under this Agreement. Acceptance by Sellers of any payment offered by Buyer in an amount less than the amount then due will be deemed an acceptance on account only, and Sellers' acceptance of any such partial payment shall not constitute a waiver of Sellers' right to receive the entire amount due under this Agreement. Upon the occurrence of an event with respect to which Sellers may demand an Accelerated Payment pursuant to subsection 2.3(g)(i), (ii) or (iii) (an "Acceleration Event"), neither the failure of Sellers to promptly exercise their right to declare the Accelerated Payment to be immediately due and payable, nor the failure of Sellers to demand strict performance of any other obligation of Buyer (or any successor) set forth in Section 2.3 or 2.4, will constitute a waiver of any such rights, nor a waiver of such rights in connection with any future Acceleration Event. The election by Sellers not to demand the Accelerated Payment upon the occurrence of an Acceleration Event will not waive the right of Sellers to demand the Accelerated Payment upon the occurrence of any subsequent Acceleration Event. The election by Sellers to demand the Accelerated Payment with respect to an asset or equity interest sale as described in subsection 2.3(g)(ii)(X) for which less than 100% of the Accelerated Payment is paid will not preclude Sellers from demanding any remaining amount of such Accelerated Payment upon the occurrence of a subsequent Acceleration Event.

                   (v) Notwithstanding any provision in this Agreement to the contrary, upon the occurrence of an Acceleration Event, Sellers must elect in writing to have Buyer pay the Accelerated Payment within thirty (30) days of the date of the written notice of the occurrence of the Acceleration Event from Buyer. If Sellers fail to make such election within such thirty (30) day period, then Sellers will have waived their right to the Accelerated Payment for such Acceleration Event.

      (h) Subordination. Sellers acknowledge that the Contingent Payments and the Guaranty obligations will be unsecured and will be subordinated in all respects to the senior secured credit facility in the principal amount of $310 million that will be entered into by the reorganized Buyer and certain of its affiliates, the facility agent and the other financial institutions party thereto on the Effective Date on substantially the terms set forth on Exhibit I.A.19 to the Plan (the "Confirmation Facility") and any indebtedness that refinances the Confirmation Facility. Sellers further agree to enter into a subordination agreement customary for transactions of this type with respect to the Contingent Payments and the Guaranty obligations with the facility agent and other financial institutions party to the Confirmation Facility (and any amendment, restatement, replacement or refinancing thereof) in form and substance customary for transactions of this type and reasonably satisfactory to the facility agent for the Confirmation Facility (or the facility agent under any amended, restated, replacement or refinancing facility).

      8. AMENDMENT TO SECTION 2.4. Effective for each calendar year beginning after December 31, 2003, Section 2.4 of the Original Purchase Agreement is hereby amended and restated in its entirety as follows.

      (a) Tonnage Statement. Within thirty (30) days following the completion of each of the years referred to in Section 2.3(b), Buyer will prepare and deliver to Seller a statement showing the tonnage of shipments from the Operations for such year (the "Preliminary Tonnage Statement"). Following receipt of the Preliminary Tonnage Statement, Sellers will be afforded a period of thirty (30) days to review the Preliminary Tonnage Statement (the "Tonnage Review Period"). To assist in any such review, Buyer will make available to Sellers' Representative within ten (10) business days of Sellers so requesting, and to any independent accounting firm selected by Sellers (subject to such firm's prior execution of Buyer's standard confidentiality agreement attached hereto as
Exhibit 2.4(a)(1) and Buyer's independent accounting firm's standard release attached hereto as Exhibit 2.4(a)(2)), whose fees and expenses shall be borne by Sellers, access to the books and records of the Operations solely as they relate to the tonnage of shipments from the Operations for such year. The Tonnage Review Period will be extended by one day for each day that access to such books and records of the Operations is denied or delayed by Buyer. At or before the end of the Tonnage Review Period, Sellers' Representative must either (i) accept the Preliminary Tonnage Statement in its entirety or (ii) deliver to Buyer a written notice setting forth a detailed explanation of those items in the Preliminary Tonnage Statement that Sellers dispute (a "Notice of Tonnage Dispute"). If Sellers' Representative does not deliver a Notice of Tonnage Dispute to Buyer within the Tonnage Review Period, Sellers will be deemed to have accepted the Preliminary Tonnage Statement in its entirety.

      (b) EBITDA Statement. Within ninety (90) days following the completion of each year referred to in Section 2.3(c), Buyer will prepare and deliver to Sellers a statement showing the annual EBITDA of Buyer (the "Preliminary EBITDA Statement"). Following receipt of the Preliminary EBITDA Statement, Sellers will be afforded a period of sixty (60) days to review the Preliminary EBITDA Statement (the "EBITDA Review Period"). To assist in any such review, Buyer will make available to Sellers' Representative within ten (10) days of Sellers so requesting, and to any independent accounting firm selected by Sellers (subject to such firm's prior execution of Buyer's standard confidentiality agreement attached hereto at Exhibit 2.4(a)(1) and Buyer's independent accounting firm's standard release attached hereto as Exhibit 2.4(a)(2)), whose fees and expenses shall be borne by Sellers, access to any publicly available information regarding the Buyer, including audit reports. The Review Period shall be extended by one day for each day that access to such information of Buyer is denied or delayed by Buyer. At or before the end of the EBITDA Review Period, Sellers' Representative must either (i) accept the Preliminary EBITDA Statement in its entirety or (ii) deliver to Buyer a written notice setting forth a detailed explanation of those items in the Preliminary EBITDA Statement that Sellers dispute (a "Notice of EBITDA Dispute"). If Sellers' Representative does not deliver a Notice of EBITDA Dispute to Buyer within the EBITDA Review Period, Sellers will be deemed to have accepted the Preliminary EBITDA Statement in its entirety.

      (c) Resolution of Disputes. Within a period of thirty (30) days after delivery of a Notice of Tonnage Dispute or a Notice of EBITDA Dispute, Buyer and Sellers will attempt to resolve in good faith any disputed items. If they are unable to do so, any disputed items will be submitted to a mutually agreeable nationally recognized firm of independent accountants for resolution (the "Independent Public Accountants"). Sellers and Buyer will share equally the cost of the Independent Public Accountants. The determination of the disputed items by the Independent Public Accountants will be final and binding on the parties and a judgment on the determination of the Independent Public Accountant may be entered by a court of competent jurisdiction. Any other disputes, including those involving a Fundamental Change, shall be resolved in accordance with
Section 11.7 hereof.

      9. EFFECT ON ORIGINAL PURCHASE AGREEMENT. Except as specifically modified by this Agreement, the Original Purchase Agreement is ratified and confirmed in all respects; provided, however, that nothing in this Amendment shall constitute or be deemed to constitute: (a) an assumption or assumption and assignment of the Purchase Agreement unless and until the Effective Date occurs; or (b) a postpetition agreement.

      10. PAYMENT OF EXPENSES. Buyer will pay the Sellers' reasonable and necessary out-of-pocket expenses (including reasonable and necessary attorneys' fees) incurred in connection with the negotiation, documentation and execution of this Agreement. Buyer will pay such expenses within ten (10) business days after receiving a detailed invoice for such expenses from Sellers or, if Buyer disputes any amounts included in the invoice, within ten (10) business days of the resolution of such dispute.

      11. NO CHANGE OF CONTROL. The Sellers consent to any Change in Control resulting from the commencement or pendency of the Chapter 11 Cases or Buyer's emergence from the Chapter 11 Cases and waive any rights they may have (or may have had) to demand an Accelerated Payment based on any Change of Control resulting from the commencement or pendency of the Chapter 11 Cases or Buyer's emergence from the Chapter 11 Cases.

      [SIGNATURE PAGE TO FOLLOW]

      The parties hereto agree to be bound by this Amendment, in accordance with its terms, as of the Effective Date.

OGLEBAY NORTON COMPANY

By:_________________________
   Name:
   Title:

JOHNSON MINING INC.
THE CARY MINING COMPANY, INC.
MICHIGAN MINERALS ASSOCIATES, INC.

By:_________________________
   Jim Rhude, as Sellers'
   Representative

MICHIGAN LIMESTONE OPERATIONS, INC.

By:_________________________
   Name:
   Title:

                                 SCHEDULE 2.3(d)

                                   EXHIBIT A

                                    GUARANTY

      This Guaranty ("Guaranty") is made as of this _________ day of _______, 2004 by and among the undersigned domestic subsidiaries (each a "Guarantor" and any and all collectively, the "Guarantors") of Oglebay Norton Company, an Ohio corporation ("Buyer") in favor of Johnson Mining Inc., a Delaware corporation, The Cary Mining Company Inc., a Delaware corporation, and Michigan Minerals Associates, Inc., a Delaware corporation (each individually, a "Seller, and collectively, "Sellers").

                                   Background

A. On April 14, 2000, Oglebay Norton Company, a Delaware corporation ("ONCO"), Sellers, and Michigan Limestone Operations Limited Partnership ("MLO") entered into an Interest Purchase Agreement (the "Original Purchase Agreement") for the sale of all of the general and limited partnership interests in MLO, all of the membership interests in MLO-Ohio Ltd., a Ohio limited liability company ("MLO-Ohio"), and all of the membership interests of Michigan Equipment Leasing L.L.C., a Michigan limited liability company ("MEL") and ONCO assigned its rights under the Original Purchase Agreement to Michigan Limestone Operations, Inc., a Michigan corporation formerly known as "Global Stone Port Inland, Inc." (the "Company").

B. Following the consummation of the transactions contemplated by the Original Purchase Agreement, MLO dissolved and MLO-Ohio and MEL were merged with and into the Company. Accordingly, the Company became the owner of the business and assets formerly owned by MLO, MLO-Ohio, and MEL. On May 1, 2001, ONCO was merged into the Buyer, with the Buyer as the surviving corporation.

C. On February 23, 2004, Buyer and the Guarantors (collectively, the "Debtors") filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Cases") in the United States Bankruptcy Court for the District of Delaware. In connection with the Chapter 11 Cases and the Debtors' Second Amended Joint Plan of Reorganization, dated July 30, 2004 (as the same may be amended, modified or supplemented, the "Plan"), Buyer, Sellers and the Company wish to amend and modify the Contingent Payments provided for in the Original Purchase Agreement. Accordingly, on even date herewith, Buyer, Sellers and the Company have entered into that certain Amendment No. 1 to Interest Purchase Agreement (the "Amendment"). As used herein, the term "Plan" refers to a plan of reorganization incorporating the assumption and, to the extent necessary, assignment of the Original Purchase Agreement, as amended by the Amendment (as amended, the "Purchase Agreement").

D. As a condition to modifying and amending the Contingent Payments under the Purchase Agreement and as adequate assurance of future performance of the Purchase Agreement, pursuant to section 365 of the Bankruptcy Code, Sellers have requested that the Guarantors enter into this Guaranty.

E. Capitalized terms used and not otherwise defined will have the meanings ascribed to such terms in the Purchase Agreement.

      In consideration of the mutual covenants, representations, and agreements set forth in this Guaranty and intending to be bound, the parties agree as follows:

                                    Agreement

      1. Effective Date. This Guaranty shall become effective upon (a) the occurrence of the Effective Date (as such term is defined in the Plan) and (b) the assumption by Buyer and, to the extent necessary, assignment to the reorganized Buyer of the Purchase Agreement, pursuant to section 365 of the U.S. Bankruptcy Code and Section V.A of the Plan, as of the Effective Date.

      2. Representations and Warranties. Each of the Guarantors represents and warrants that:

            (a) It is a corporation, limited liability company, partnership, or other business organization duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is located.

            (b) It has the power and authority to execute and deliver this Guaranty and to perform its obligations under this Guaranty. The execution and delivery by it of this Guaranty and the performance of its obligations under this Guaranty have been duly authorized by proper company proceedings, and this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

            (c) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions contemplated by this Guaranty, nor compliance with the provisions of this Guaranty will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its subsidiaries, (ii) its articles or certificate of incorporation, articles or certificate of organization or operating or other management agreement or (iii) the provisions of any indenture, instrument or agreement to which it or any of its subsidiaries is a party or is subject, or by which it, or any of its property or assets, is bound, or conflict with or constitute a default, or result in, or require, the creation or imposition of any lien in, of or on any of the property or assets of the Guarantor or any subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision of any governmental or public body or authority, which has not been obtained by it or any of its subsidiaries, is required to be obtained by it or any of its subsidiaries in connection with the execution and delivery of this Guaranty or the performance by it of its obligations under this Guaranty or the legality, validity, binding effect or enforceability of this Guaranty.

      3. Guaranty. Each of the Guarantors unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due of all contingent payments due from the Buyer under the Purchase Agreement, as the Purchase Agreement may be amended after the date of this Guaranty (the "Guaranteed Obligations"), including without limitation,
(i) the 2004 Payment, (ii) the Tonnage Payment, (iii) the Second Tonnage Payment, and (iv) the EBITDA Payment. Upon the failure by the Buyer to pay punctually any such amount, each of the Guarantors agrees that it will on demand pay such amount at the place and in the manner specified in the Purchase Agreement; provided, however, that Sellers are not entitled to recover any more than any amount they are due at the time; there shall be no double recovery for any Seller. Each of the Guarantors agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

      4. Guaranty Unconditional. The obligations of each of the Guarantors is unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

            (a) Any extension, renewal, or settlement in respect to the Guaranteed Obligations or any part of the Guaranteed Obligations, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part of the Guaranteed Obligations or any agreement relating to the Guaranteed Obligations, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations.

            (b) Any modification or amendment of or supplement to the Purchase Agreement.

            (c) Any other guaranties with respect to the Guaranteed Obligations or any other obligation of any person or entity with respect to the Guaranteed Obligations; provided, however, that Sellers are not entitled to recover any more than any amount they are due at the time; there shall be no double recovery for any Seller.

            (d) Any change in the corporate, partnership or other existence, structure or ownership of the Buyer or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Buyer or any other guarantor of any of the Guaranteed Obligations.

            (e) The existence of any claim, setoff or other rights which the Guarantors may have at any time against the Buyer, any other guarantor of any of the Guaranteed Obligations, whether in connection with this Guaranty or in connection with any unrelated transactions, provided that nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim.

            (f) The enforceability or validity of the Guaranteed Obligations or any part of the Guaranteed Obligations or the genuineness, enforceability or validity, or any other invalidity or unenforceability relating to or against the Buyer or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Purchase Agreement or any provision of applicable law or regulation purporting to prohibit the payment by the Buyer or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations.

            (g) The failure of any other Guarantor to sign or become party to this Guaranty, or to any amendment, change, or reaffirmation of this Guaranty.

            (h) Any other occurrence or circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of any other guarantor or surety or which might otherwise limit recourse against Guarantor.

      5. Discharge; Reinstatement In Certain Circumstances. Each of the Guarantors' obligations will remain in full force and effect until all Guaranteed Obligations have been paid in full. Notwithstanding the foregoing, any given Guarantor's obligations will automatically terminate, and this Guaranty will be of no further force and effect as against such Guarantor, at such time as the Buyer determines to remove such Guarantor from its status as a domestic subsidiary of Buyer (whether as a result of the sale of the assets or stock of such Guarantor or otherwise) so long as no Event of Default has occurred and is continuing at such time. If at any time any payment of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Buyer or otherwise, each of the Guarantors' obligations with respect to such payment will be reinstated as though such payment had been due but not made at such time.

      6. Waivers. Without limiting the generality of the foregoing, the Guarantors unconditionally waive (a) any right of subrogation to the rights of the Sellers against the Buyer, (b) the Sellers' acceptance of this Guaranty, (c) any set-offs or counterclaims against the Sellers which would otherwise impair the Sellers' rights against the Guarantors, (d) any demand or notice of any action that the Sellers take regarding the Buyer or the Guaranteed Obligations, which any Guarantor might be entitled to by law or under any other agreement, and (e) any requirement of diligence on the part of anyone.

      7. Subrogation. Each of the Guarantors agrees not to assert any right, claim, or cause of action, including a claim for subrogation, reimbursement, indemnification or otherwise, against the Buyer arising out of or by reason of the Guaranty or the Guaranteed Obligations.

      8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Buyer under the Purchase Agreement is stayed upon the insolvency, bankruptcy or reorganization of Buyer, all such amounts otherwise subject to acceleration under the terms of the Purchase Agreement will nonetheless be payable by each of the Guarantors.

      9. Subordination. Notwithstanding anything to the contrary contained herein, Sellers acknowledge that the obligations under this Guaranty will be an unsecured claim and will be subordinated in all respects to the senior secured credit facility in the principal amount of $310 million that will be entered into by the Debtors, the facility agent and the other financial institutions party thereto on the Effective Date (such facility being on substantially the terms set forth on an Exhibit to the Plan) (the "Confirmation Facility") and any amendment, restatement, replacement or refinancing thereof. Sellers further agree to enter into a subordination agreement with respect to the obligations under this Guaranty with the facility agent and other financial institutions party to the Confirmation Facility (and any amendment, restatement, replacement or refinancing thereof) in form and substance customary for transactions of this type and reasonably satisfactory to the facility agent for the Confirmation Facility (or the facility agent under any amended, restated, replacement or refinancing facility).

      10. Notices. All notices that are required or permitted under this Guaranty must be in writing and will be sufficient if personally delivered or sent by registered or certified mail, return receipt requested, facsimile message (provided that a confirmation sheet is emitted from the machine making the transmission), or Federal Express, or other nationally recognized, overnight delivery service. Any notices will be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express, or other nationally recognized, overnight delivery service to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party given in accordance with the foregoing notice procedures:

         If to Buyer:

               Oglebay Norton Company
               North Point Tower
               15th Floor
               1001 Lakeside Avenue
               Cleveland, OH 44114-3300
               FAX: 216-861-3300
               Attention: Rochelle F. Walk, Esq.

         With required copies to:

         If to Sellers, to Sellers' Representative:

               Jim Rhude
               [insert address]
               [insert fax]

         With a required copy to:

               Dykema Gossett PLLC
               1577 North Woodward Avenue, Suite 300
               Bloomfield Hills, Michigan 48304-2820
               FAX: 248-203-0763
               Attention: Donald M. Crawford, Esq.

         If to [Guarantor]:

             Oglebay Norton Company
             North Point Tower
             15th Floor
             1001 Lakeside Avenue
             Cleveland, OH 44114-3300
             FAX: 216-861-3300
             Attention: Rochelle F. Walk, Esq.

      11. No Waivers. No failure or delay by the Sellers in exercising any right, power or privilege under this Guaranty will operate as a waiver nor will any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty and the Purchase Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

      12. No Duty to Advise. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Buyer and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantors assume and incur under this Guaranty, and agree that the Sellers do not have any duty to advise the Guarantors of information known to it regarding those circumstances or risks.

      13. Successors and Assigns. This Guaranty is for the benefit of the Sellers and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Purchase Agreement to the extent applicable to the indebtedness so assigned, will be transferred with such indebtedness. This Guaranty will be binding upon the Guarantors and their successors and permitted assigns.

      14. Changes in Writing. Other than in connection with the addition of additional domestic subsidiaries of the Company which become parties to this Guaranty by executing an addendum in the form attached as Exhibit A. neither this Guaranty nor any provision of this Guaranty may be changed, waived, discharged or terminated orally, but only in writing signed by the Guarantors with the consent of the Sellers.

      15. GOVERNING LAW: WAIVER OF JURY TRIALS. THIS GUARANTY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO. EACH OF THE GUARANTORS, AND THE SELLERS ACCEPTING THIS GUARANTY, IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY.

      16. Taxes, etc. All payments required to be made by each Guarantor under this Guaranty will be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof; provided, however, that if any Guarantor is required by law to make such deduction or withholding, the Guarantor will forthwith (i) pay to the Sellers such additional amount as results in the net amount received by the Sellers equaling the full amount which would have been received by the Sellers, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Sellers, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

      17. Setoff. Without limiting the rights of the Sellers under applicable law, if all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of an Event of Default or otherwise, then the Guarantor authorizes the Sellers to apply any sums standing to the credit of the Guarantor with the Sellers toward the payment of the Guaranteed Obligations.

      18. Costs and Expenses. The Guarantors, jointly and severally, shall pay or reimubruse Sellers on demand for all out-of-pocket expenses (including in each case all reasonable fees and expenses of legal counsel) incurred by Sellers arising out of or in connection with any failure of any Guarantor to fully and timely perform any obligations under this Guaranty.

                           (SIGNATURE PAGE TO FOLLOW)

      The parties hereto agree to be bound by this Guaranty, in accordance with its terms, as of the Effective Date of the Plan.

[GUARANTOR]

By:_____________________________
   Name:
   Title:

[GUARANTOR]

By:____________________________
   Name:
   Title:

                                    EXHIBIT A

      Reference is made to the Guaranty (the "Guaranty") made as of the ________ day of September, 2004, by and among the domestic subsidiaries of Oglebay Norton Company ("Buyer") listed on the signature pages to the Guaranty (the "Initial Guarantors" and along with any additional domestic subsidiaries of the Company, which become parties to the Guaranty and together with the undersigned, the "Guarantors") for the benefit of Johnson Mining Inc., The Gary Mining Company, Inc., and Michigan Minerals Associates, Inc. Capitalized terms used and not otherwise defined will have the meanings given to them in the Guaranty. By its execution below, the undersigned [insert name of new guarantor], a [corporation] [partnership] [limited liability company], agrees to become, and does become, a Guarantor under the Guaranty and agrees to be bound by the Guaranty as if originally a party. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date written above.

      [Name of Guarantor] has executed and delivered this Exhibit A to the Guaranty as of the date stated above.

                                     By:____________________________________
                                        Name:
                                        Title: